                                                                      EXHIBIT 11

            COMPUTATION OF COMMON STOCK AND EQUIVALENTS OUTSTANDING
                            AS OF OCTOBER 31, 1997



                                             PRIMARY EPS                FULLY DILUTIVE EPS
Outstanding common stock                        3,696,876                            3,696,876
Outstanding warrants                            2,190,876                            2,190,876
Options granted                                   509,250                              509,250
Convertible securities                                ---                                  ---
                                                =========                            =========
   Total common stock and equivalents           6,397,002                            6,397,002

Computation of weighted average number
   of shares and equivalents outstanding        6,082,105                            6,082,105

                       COMPUTATION OF EARNINGS PER SHARE
                    FOR FISCAL YEAR ENDED OCTOBER 31, 1997



                                             PRIMARY EPS                FULLY DILUTIVE EPS
Net income (loss) before
   extraordinary items                       $ (3,328,859)                        $ (3,328,859)
Extraordinary items                              (186,963)                            (186,963)
                                             ------------                         ------------

Net income (loss)                            $ (3,515,822)                        $ (3,515,822)
                                             ============                         ============
Weighted average number of shares and
   equivalents outstanding                      6,082,105                            6,082,105

      Earnings (Loss) Per Share              $      (0.58)                        $      (0.58)
                                             ------------                         ------------
